Exhibit 99.1

Woodward Announces Appointment of New Board Member Eileen P. Drake

FORT COLLINS, Colo., Feb. 16, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that its Board of Directors has appointed Eileen P. Drake (51) to serve on the Board, effective immediately. Ms. Drake will also serve on the Audit Committee of the Board.

Ms. Drake joined El-Segundo, California-based Aerojet Rocketdyne in 2015 and serves as CEO and President. She was previously with United Technologies Corporation (UTC), where she served as president of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business. Prior experience includes various senior level roles at UTC and Ford Motor Company. Ms. Drake served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, VA.

“Ms. Drake is an accomplished, dynamic leader with extensive experience in profit and loss management, operations, quality and supply chain. Her extensive experience in the Aerospace industry, and results-oriented mentality will be a great addition to our Board,” said Thomas A. Gendron, Woodward Chairman of the Board and Chief Executive Officer.

Ms. Drake is a distinguished military graduate of the U.S. Army Aviation Officer School. She received a Master’s of Business Administration from Butler University and a Bachelor of Arts from the College of New Rochelle. She also holds commercial and private pilot’s licenses in both fixed-wing and rotary-wing aircraft.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.AerojetRocketdyne.com and www.Rocket.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2016 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:

Woodward, Inc.
Tracy Gohari
Business Communications
970-498-3126
tracy.gohari@Woodward.com

Aerojet Rocketdyne Holdings, Inc.
Glenn Mahone
Communications
703-650-0278
glenn.mahone@rocket.com